Exhibit 10.5

August 15, 2002

Computershare Trust Company of Canada,
as Trustee of Paramount Energy Trust and
Paramount Energy Operating Corp, as Trustee
of Paramount Operating Trust
c/o #500, 630 – 4th Avenue S.W.
Calgary, Alberta T2P 0J9

Dear Sirs:

     Computershare Trust Company of Canada (“Computershare”), as trustee of Paramount Energy Trust (“PET”) and Paramount Energy Operating Corp. (“PEOC”) as Trustee of Paramount Operating Trust (“POT”) (collectively the “Credit Parties” or “you”) have asked Bank of Montreal, Canadian Imperial Bank of Commerce and Bank of Nova Scotia (the “Lead Arrangers”) to assist the Credit Parties in arranging commercial bank financing, which would be available for the purchase by POT of certain assets of Paramount Resources Ltd. (“PRL”) and for general trust purposes for PET, as borrower (the “Borrower”) and POT, as guarantor (the “Guarantor”). We are pleased to inform you that each of the Lead Arrangers individually commits for 33 1/3% of up to $100 million (the “Facility”). Within Bank of Montreal’s commitment to the Facility, Bank of Montreal will create a $10 million working capital sub-tranche of the Facility for cash management purposes (the “Working Capital Facility”). The terms and conditions applicable to the Facility are set forth in this letter and in the attached “Summary of Terms and Conditions (the “Term Sheet”).

     The commitments of the Lead Arrangers herein are provided on a several basis and not jointly or jointly and severally. The Lead Arrangers’ commitments are subject to your execution of this letter (the “Commitment Letter”).

Syndication:

     The Lead Arrangers reserve the right prior to or after the execution of definitive documentation to syndicate all or a portion of the Facility to one or more financial institutions that will become parties to the applicable definitive documentation (the “Lenders”) pursuant to a syndication to be managed by the Lead Arrangers.

     The Lead Arrangers will manage all aspects of the syndication, in consultation with you, including the list of all potential Lenders; the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and compensation provided.

     You will agree to take all action as the Lead Arrangers may reasonably request to assist them in forming a syndicate acceptable to the Lead Arrangers and the Credit Parties; make representatives of Computershare and senior management of PEOC available to participate in information meetings with potential Lenders at such times and places as the Lead Arrangers may reasonably request; use your best efforts to ensure a successful syndication; and provide all information reasonably deemed necessary to successfully complete the syndication. In accordance with market practice and at the request of the Lead Arrangers an information package (the

“Information Memorandum”) containing certain relevant information about the Credit Parties and their subsidiaries will be provided on a confidential basis to potential Lenders and participants. The Credit Parties agree to provide such financial and other information in respect of the Credit Parties and their subsidiaries as reasonably requested by the Lead Arrangers for the purposes of the Information Memorandum.

     To ensure an orderly and effective syndication of the Facility, you agree that until a reasonable time period to be mutually agreed upon, you will not, and will not permit any of your controlled subsidiaries to syndicate, attempt to syndicate, announce or authorize the announcement of the syndication, or engage in discussions concerning the syndication, of any debt facility or debt security or any renewal or refinancing of existing debt (unless according to the same terms and with the same parties) in the commercial bank market or enter into bilateral arrangements with commercial banks, without in each case the prior written consent of the Lead Arrangers.

     The Credit Parties agree to supplement information, data and projections from time to time so as to complete the syndication of the Facility and to ensure that all such information, data and projections will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order for the statements contained therein to not be misleading in light of the circumstances under which they are made or received. In syndicating the Facility, the Lead Arrangers will be entitled to use and rely primarily on the information, data and projections provided by the Credit Parties without responsibility for any independent check or verification thereof. Each Lead Arranger reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part to any such affiliates certain fees payable to such Lead Arranger in such manner as it and such affiliate may agree in their sole discretion. The Credit Parties acknowledge that the Lead Arrangers may share with any of their affiliates information relating to the Credit Parties and their subsidiaries or any of the matters contemplated hereby, insofar as may be necessary in connection with the syndication or administration of the Facility.

     The Lead Arrangers shall be entitled, after consultation with you and acting in good faith, to change the structure and/or the pricing (including, without limitation, applicable margins and fees) if the syndication has not been completed and if the Lead Arrangers determine that such changes are advisable in order to ensure a successful syndication of the Facility, to achieve the Lead Arrangers’ individual retention level of $25 million for the Facility.

Conditions Applicable to Commitments

     The commitment and undertaking of the Lead Arrangers hereunder are subject to:

(i)	satisfactory execution and delivery of a credit agreement, security documents and related documentation, incorporating the terms and conditions of the Facility in form and substance satisfactory to the Lead Arrangers (collectively the “Loan Documents”);

(ii)	absence of (A) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of any of the Credit Parties, or (B) any change in loan syndication, financial or capital market conditions generally that, in the Lead Arrangers’ judgment, would materially impair syndication of the Facility;

(iii)	the Lead Arrangers’ satisfaction with the results of their due diligence review of the Credit Parties and the Lead Arrangers shall have been given reasonable access to all information regarding the Credit Parties as has been requested and the Lead Arrangers shall have received such financial, business and other

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information regarding the Credit Parties, and their subsidiaries as requested and as reasonably available to the Credit Parties;

(iv)	the accuracy and completeness of all representations that you make to us and all information, data and financial projections that you furnish to us;

(v)	your compliance with the terms of this Commitment Letter and satisfaction of the other terms and conditions of the Term Sheet;

(vi)	payment in full of all fees and expenses and other amounts payable under this Commitment Letter and the Term Sheet; and

(vii)	the receipt of all required corporate, security and regulatory approvals by the Credit Parties and appropriate legal opinions, in form and substance satisfactory to the Lead Arrangers.

     The Lead Arrangers’ commitment and undertakings set forth in this Commitment Letter will terminate if the initial advance of the Facility does not occur by the earlier of (i) September 30, 2002 or such later date as may be agreed in writing by each of the Lead Arrangers and the Credit Parties, and (ii) the Conversion Event (as defined in the Term Sheet).

Indemnity

     The Credit Parties agree to jointly and severally indemnify and hold harmless the Lead Arrangers, each Lender, each of their affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with (or relating to any investigation, litigation or proceeding, or the preparation of any defense with respect thereto) this Commitment Letter, the Loan Documents or any of the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by either of the Credit Parties, any of their unitholders, beneficiaries or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transaction contemplated hereby is consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

     You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Credit Parties or any of their beneficiaries, unitholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Fees and Expenses

     In further consideration of the commitment and undertaking of the Lead Arrangers hereunder, and recognizing that in connection herewith the Lead Arrangers are incurring costs and expenses, you jointly and severally hereby agree to pay, or reimburse the Lead Arrangers for, all reasonable costs and expenses incurred by the Lead Arrangers and all their affiliates (including the legal fees and expenses of counsel and agents retained by counsel) and syndication expenses arising in connection with the transactions described herein and including all of the cost and expense

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categories set out in the Term Sheet, within 30 days of receipt of a request for such reimbursement.

     In addition, under a separate administration letter (the “Agency Letter”), but forming part of this Commitment Letter, the Borrower shall agree to pay a predetermined annual fee for administrative services performed by Bank of Montreal on behalf of the Borrower and the lenders to the Borrower.

Confidentiality

     By accepting delivery of this Commitment Letter, the Credit Parties agree that this Commitment Letter is for their confidential use only and that neither its existence nor any of the terms hereof will be disclosed by you to any person other than your partners, sponsors, officers, directors, employees, accountants, lawyers and other advisors, and then only on a “need to know” basis in connection with the transaction contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, you may make public disclosure of the existence, the total amount and the terms of the commitment provided by the Lead Arrangers and you may make such other public disclosures of the terms and conditions hereof as you are required by law, to make or as may be required in connection with the filing of a prospectus in relation to an offering of rights in PET.

     Please indicate your acceptance of our commitment and your agreement to the terms and conditions hereof by signing the enclosed duplicate copy of this Commitment Letter and returning signed originals to Yuki Sanda, Vice-President, Debt Solutions, Investment Banking Group, BMO Nesbitt Burns, First Canadian Place, 4th floor, P.O. Box 150, Toronto, Ontario M5X 1H3 or Glenn Kalyniuk, Director Commercial Credit, Canadian Imperial Bank of Commerce, 10th Floor, Banker’s Hall East, 855 – 2nd Street S.W., Calgary, Alberta T2P 2P2, and Richard Lee, Managing Director, The Bank of Nova Scotia, 2000, 700 – 2nd Street SW, Calgary, Alberta T2P 2N7. Please be advised that this offer is open for acceptance until 5:00 p.m., mountain daylight saving time on August 9, 2002, after which the commitment herein shall terminate. Should you have any questions regarding the foregoing, please contact Mr. Sanda at 416-867-6573, Mr. Kalyniuk at 403-221-5704 or Mr. Lee at 403-221-6429.

     This Commitment Letter may be executed and delivered by facsimile transmission in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     The parties acknowledge and agree:

(a)	that Computershare is entering into this Commitment Letter in its capacity as trustee of PET, that the obligations of the Borrower under this Commitment Letter, the Facility, the credit agreement provided for by the Term Sheet and any other credit documentation shall be binding upon Computershare in its capacity as trustee of PET, provided that recourse to Computershare in such capacity shall be limited to and satisfied only out of the “Trust Fund” as defined in the First Amended and Restated Trust Indenture entered into between BMO Nesbitt Burns Inc., Computershare and PEOC and made effective as of August 1, 2002 (the “PET Trust Indenture”);

(b)	that the obligations of the Guarantor under this Commitment Letter, the Guarantee of the Guarantor provided by the Term Sheet, the Facility, the credit agreement provided for by the attached Summary of Terms and Conditions and any other credit or security documentation shall be binding upon PEOC both personally (and without any limitation thereof), and with full recourse to the “Trust Properties” as defined in the First Amended

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and Restated Trust Indenture between CIBC World Markets Inc. and PEOC and made effective as of August 1, 2002 (the “PET Trust Indenture” and together with the POT Trust Indenture, the “Trust Indenture”), and to any and all other property and assets that PEOC may hold in its own right; and

(c)	that the unitholders of PET, in their capacities as such, shall not incur any indebtedness, liability or obligation by virtue of or in relation to the terms of this Commitment Letter, the Facility, the credit agreement provided for by the Term Sheet or any other credit or security documentation.

Yours very truly,

BANK OF MONTREAL	CANADIAN IMPERIAL BANK OF COMMERCE

Per: Yuki Sanda	Per: David W. Richardson

Per: Glenn Kalyniuk

THE BANK OF NOVA SCOTIA

Per: Shari Sentner

Per: Jeff Cebryk

Accepted and Agreed this          day of August, 2002

Computershare Trust Company of Canada,
as Trustee of Paramount Energy Trust

By:
Name:
Title

Acknowledged and agreed to this         day of August, 2002.

Paramount Energy Operating Corp. as Trustee of
Paramount Operating Trust, and in its own right

By:
Name:
Title

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SUMMARY OF TERMS AND CONDITIONS

PARAMOUNT ENERGY TRUST and

PARAMOUNT OPERATING TRUST

All amounts are in Canadian dollars, unless otherwise indicated. Terms not otherwise defined herein are defined in Schedule “A”, or in the Commitment Letter to which this Summary is attached.

Borrower:	Computershare Company of Canada (“Computershare”) as trustee of Paramount Energy Trust (“PET” and also sometimes herein referred to as the “Borrower”)

Guarantor:	Paramount Energy Operating Corp. (“PEOC”) in its capacity as trustee of Paramount Operating Trust (“POT” and also sometimes referred to herein as the “Guarantor”)

Administrative Agent:	Bank of Montreal (the “Agent” or “BMO”)

Credit Facility/Amount:	Up to $100 million, demand, revolving loan (the “Facility”), subject to the amount of the Borrowing Base.

The Facility will include a $10,000,000 working capital subtranche to be retained by the Agent for day-to-day operating requirements (the “Working Capital Facility”)

Purpose:	The Facility will be used to assist the Guarantor in the acquisition of the assets described in Appendices I and II (the “Assets”), to repay the PET Note (as defined in the definition of “Conveyances”), and for general trust purposes of the Borrower and the Guarantor (collectively, the “Credit Parties”)

Availability:	The Facility will revolve and will be governed by a Borrowing Base.

Funding Options:	Subject to the conditions precedent set out herein, the Borrowing Base amount, minimum draw amounts and standard notice periods, the Facility will be available in:

(a)	Canadian Dollars by way of Prime Rate advances (“Prime”) and Bankers’ Acceptances (“B/A’s”);

(b)	U.S. Dollars by way of U.S. Base Rate advances (“U.S. Base”) and U.S. LIBOR (“LIBOR”); and

the Working Capital Facility will include letters of credit.

Prime Rate means a fluctuating rate of interest per annum equal to the higher of: (a) Bank of Montreal Prime Rate; and (b) the average of the 30 day discount rates on BA’s, as quoted on the CDOR page of Reuters at approximately 10:00 am (Toronto time) plus 1.0% per annum.

Bankers’ Acceptance Rate will be determined based on: (a) in the case of any Lender which is a Schedule 1 bank, CDOR; and (b) in the case of any other Lender, the lesser of (i) their quoted rate and (ii) CDOR plus 0.10%. BA’s will be available for 30 to 90 days, subject to availability.

LIBOR will be available for one, two and three months, subject to availability.

U.S. Base Rate will equal the higher of: (a) Bank of Montreal U.S. Base Rate; and (b) the federal funds overnight rate plus 1.0% per annum.

Exchange Rate Fluctuations:	Total U.S. dollar borrowings converted into Canadian dollars at the Bank of Canada noon rate (calculated by the Agent), together with aggregate Canadian dollar borrowings shall not exceed the total Facility amount.

Security:	The security shall comprise of first fixed and floating charges over all of the assets and undertaking of the Credit Parties, including, without limitation:

(a)	Guarantee by the Guarantor;

(b)	Fixed and floating charge debentures conveying a first fixed and floating charge over all of the assets of the Credit Parties (including reserve and reclamation funds). Attached to the debenture of the Guarantor will be a schedule of the oil and gas properties of the Guarantor. The fixed charges of the Guarantor debenture as against such properties will not be registered at the closing of the Facility, however, the Lenders may perfect the fixed charges at any time in their sole discretion; and

(c)	priority agreement and appropriate subordination and postponements to ensure that (i) upon realization of the Guarantor’s assets, the Lenders have the unfettered right to dispose of the Guarantor’s assets (which shall include all properties and assets comprising the “Trust Properties” of POT and any other property, assets or rights owned by PEOC in its own right) free of any royalty, indebtedness or other interests of the Borrower, PEOC or Computershare; and (ii) all liabilities, indebtedness, obligations and indemnities of the Borrower to the Guarantor, of the Guarantor to the Borrower, of the Guarantor to a trustee of either Credit Party, or of a Credit Party to any holders of notes issued by it, is postponed and subordinated to obligations to the Lenders.

The above security shall also support, on a pari passu basis to the Facility, any obligations arising from hedging and swap transactions entered into by any Credit Party with the Lenders, including, without limitation, commodity swaps for up to 50% of the Guarantor’s daily oil and gas production for a maximum term of up to two years (“Swap Indebtedness”). It is acknowledged that Computershare, as trustee of PET will be allowed a lien on royalty proceeds held by PET to Borrower, prior to their distribution to unitholders, for its fees expenses and indemnities.

Credit Margins and	The credit margins and commitment fee for the Facility are as follows:
Commitment Fee:

Debt/Cash			Undrawn
Flow	B/A's/LIBOR	Prime Rate/USBR	Fee

* 2.0x	1.500%	0.500%	0.225%

> 2.0x * 2.5x	1.750%	0.750%	0.275%

> 2.5x * 3.0x	2.000%	1.000%	0.300%

> 3.0x	2.625%	1.625%	0.400%

* Less than or equal to

For financial letters of credit/guarantees the annual fee shall equal the applicable B/A /LIBOR Credit Margins. The annual fee for performance letters of credit/guarantee shall equal 50% of the applicable B/A /LIBOR Credit Margins.

The credit margins and commitment fee shall initially be set on closing at the Debt to Cash Flow level resulting from pro-forma financial statements of the Credit Parties to be provided on closing. After two fiscal quarters have passed, actual Debt to Cash Flow ratios during the first two fiscal quarters will be calculated by the Lenders based on, inter alia, compliance certificates and financial information delivered by the Credit Parties and the Agent will advise the Borrower if the Lenders have determined that the applicable Debt to Cash Flow Ratio should have been at a higher level than was established at closing and retroactive adjustments are required. If the Agent so notifies the Borrower, then the Agent will at the same time advise as to any required additional payments required to reflect the retroactive adjustments for the higher credit margins and commitment fee and the Borrower shall make payment of such adjustments forthwith.

Conditions Precedent to Disbursements:	Usual and customary for transactions of this type, all of which must be fulfilled to the satisfaction of the Lenders (and Lenders’ legal counsel where appropriate), including without limitation: (a) no breach of any covenant; (b) there shall have occurred no change in respect of any Credit Party, which could reasonably be expected to have a material adverse effect on the ability of either of them to perform its obligations under this commitment; and (c) Representations and Warranties shall have been confirmed as of the disbursement date.

In addition to the foregoing, conditions precedent for the initial disbursement will include, without limitation, (a) satisfactory execution of all Loan Documents; (b) receipt of legal opinions satisfactory to the Lenders from the Borrowers’, Guarantor’s and Lenders’ legal counsel as to all matters including, without limitation, enforceability of all Loan Documents and specified provisions of certain material contracts, and as to status and powers and capacity of the Credit Parties; (c) review by the Lenders and counsel of all material contracts of the Credit Parties and the terms and conditions of which must be satisfactory to the Lenders; (d) proceeds of the initial disbursement under the Facility will be used to repay all funded debt of the Borrower and the Guarantor (excluding a $16,848,000 note from the Guarantor to the Borrower issued at the time of the Conveyances); and (e) a Conversion Event must have occurred prior to, or be completed concurrently with, the first advance.

Representations and Warranties:	Usual and customary for transactions of this type, including, without limitation: (i) corporate and trust status; (ii) corporate and trust power and authority/enforceability; (iii) no material violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements; (vi) no required governmental or third party approvals (except as have been obtained and which are in full force and effect); (vii) use of proceeds; (viii) material environmental matters; and (ix) good/valid title to properties.

Covenants:	Usual and customary for transactions of this type, including, without limitation: (i) delivery of financial statements, engineering and other reports; (ii) compliance certificate; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws and maintenance of permits; (v) payment of taxes; (vi) maintenance of insurance; (vii) prohibition on liens (subject to permitted encumbrances); (viii) prohibitions on mergers, consolidations; (ix) limitation on asset sales; (x) prohibition on incurrence of debt (subject to permitted indebtedness) /limitation on hedging exposure; (xi) prohibition on dividends, redemptions and other distributions during a default or Borrowing Base Shortfall (as defined below) and at all other times not to exceed POT’s free cash flow, after considering ongoing capital expenditure requirements and reserves; provided that the foregoing will not preclude issuance of redemption notes by PET that have been subordinated and postponed in form satisfactory to the Lenders, (xii) limitations on investments and asset acquisitions, excluding asset acquisitions in the Western Canadian Sedimentary Basin; (xiii) no speculative trading; (xiv) no change in business; (xv) negative pledge; (xvi) perfection of security interests; (xvii) use of proceeds; and (xviii) prohibition on material amendments, waivers or consents to (A) the trust indentures or royalty agreement without the prior written consent of the Lenders, and (B) any other material contract which may have an adverse effect on the rights or remedies of the Lenders.

Repayment:	All indebtedness and obligations under the Facility shall be payable on demand by any Lender at its sole discretion and shall automatically become payable in full upon the occurrence of insolvency events in relation to a Borrower or the Guarantor. If not demanded earlier, all obligations, liabilities and indebtedness shall be repaid and satisfied in full by May 31, 2003.

Optional Prepayment/ Cancellation:	Subject to notice periods and minimum amounts: (i) any unused portion of the Facility may be cancelled without penalty by the Borrowers; or (ii) any advances under the Facility may be prepaid by the Borrowers, without penalty, subject to breakage costs, if any. Prepayments of B/A’s may be made on B/A rollover dates only and subject to notice requirements.

Assignment:	Neither Credit Party shall assign any of its rights or obligations under the Facility without the prior written consent of the Lenders. The Lenders will be permitted to assign their loans, commitments and security to other financial institutions and customary participation rights will be available, subject to the consent of the Borrower and the Agent, such consents not to be unreasonably withheld. The Borrower’s consent shall not be required during a default.

Increased Costs:	If due to any change in law, regulations, rules or orders or as a result of compliance with any guideline or requirement from any authority with which it is customary for the Lenders to comply (including any capital adequacy requirement), a Lender incurs or will incur increased costs or a reduced return on its capital relating to the outstanding indebtedness from time to time of the Borrower to the Lenders, the Borrower will indemnify the Lenders against such increased costs or reduced return.

Expenses:	All reasonable costs, fees and expenses incurred by the Lenders or the Agent in connection with the preparation, negotiation, documentation, syndication and enforcement of the Facility (including legal fees), will be for the account of the Borrower.

Governing Law:	Province of Alberta

Borrowing Base:	The total amount of the Facility available to the Borrower at all times shall not exceed the prevailing Borrowing Base. The Lenders shall determine the amount of the Borrowing Base based on, among other things, their review of the hydrocarbon reserves of POT. All determinations of the Borrowing Base shall be unanimous determinations of the Lenders. The determination of the Borrowing Base, either upward or downward, shall be made by the Lenders in the exercise of their sole discretion. One week prior to the expiry date for the exercise of rights pursuant to the Rights Issue, the Lenders will notify the Borrower as to the Borrowing Base amounts which would result from various levels of Rights Exercise.

On an annual basis, and by no later than March 31st of each year, the Lenders will be provided with an independent engineering report dated no earlier than January 1st of the same year and on the basis of which the Lenders will redetermine the Borrowing Base. This report shall set forth, as a minimum, royalty interests and the proved developed producing, proved developed non-producing and proved undeveloped hydrocarbon reserves and a projection of the rate of production and cash flow with respect thereto, and shall be in form and substance satisfactory to the Lenders. Subsequent to June 30th of each year, the Lenders will be provided with an internal engineering report as requested by the Lenders and on the basis of which the Lenders will perform a subsequent redetermination of the Borrowing Base. Each Lender reserves the right to request an independent engineering report and/or to re-determine the Borrowing Base (i) at any other time if, in its sole discretion, it deems such request/re-determination warranted, acting in a reasonable manner; and (ii) at any time in the event of the issuance of redemption notes by a Credit Party.

In the event that the aggregate advances under the Facility are in excess of the Borrowing Base at any time (a “Borrowing Base Shortfall”), and without prejudice to the right of a Lender to demand repayment at any time, any undrawn portion will be immediately cancelled, no Credit Party shall make any distributions, (excluding distributions in the form of additional trust units and excluding redemptions by way of the issuance of (but not any payment upon), redemption notes of the Credit Party which have been subordinated and postponed in a form and substance satisfactory to the Lenders), without the prior written consent of the Lenders, and the Credit Parties shall, within 30 days; (i) provide the Lenders with additional security, in a form satisfactory to the Lenders, to increase the Borrowing Base by an amount at least equal to such excess; or (ii) repay the outstanding principal balance by an amount at least equal to such excess. It is understood that the Lenders will not be obligated to make further advances during the aforesaid 30 day period.

Syndication Provisions:	Usual and customary for transactions of this type, including without limitation, the Lenders shall be entitled, after consultation with the Borrower, to change the pricing and structure of the Facility, but not the amount of the Facility, if the Lenders determine that such change is reasonably necessary in order to ensure a successful syndication to the Lenders’ desired retention level for the Facility. During the period of such syndication, the Borrower will maintain a clear market.

Recourse:	(a)	the obligations of the Borrower under the Loan Documents shall be binding upon Computershare in its capacity as trustee of PET, provided that recourse to Computershare in such capacity shall be limited to and satisfied only out of the “Trust Fund” under the PET Trust Indenture relating to PET;

	(b)	the obligations of the Guarantor under the Loan Documents shall be binding upon PEOC both personally (and without any limitation thereof) and with full recourse to the “Trust Properties” under the POT Trust Indenture and any and all other property, assets and rights that PEOC may hold in its own right; and

	(c)	the unitholders of PET, in their capacities as such, shall not incur any indebtedness, liability or obligation by virtue of or in relation to the Loan Documents.

SCHEDULE A
DEFINITIONS

     For the purposes of the foregoing term sheet, the following terms and phrases shall have the following meanings:

“Bankers’ Acceptance Rate” shall mean the average Bankers’ Acceptance rate as quoted on Reuters CDOR page for Schedule I Lenders and with respect to any Schedule II or III Lenders, if any, the lesser of (i) the CDOR rate plus 10 bps, and (ii) its quoted rate.

“Banking Day” means a day which is both a Business Day and a day on which dealings in US Dollars may be carried on by and between banks in the London, England interbank market.

“B/A’s” means bankers’ acceptances denominated in Canadian Dollars.

“Bank of Montreal Prime Rate” means the floating annual rate of interest as established from time to time by the Bank as a base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated by it as its Prime Rate;

“Bank of Montreal U.S. Base Rate” means the floating annual rate of interest established from time to time by the Bank as a base rate it will use to determine rates of interest on loans in U.S. Dollars to customers in Canada and designated by it as its U.S. base rate;

“Borrowing Base” means the amount (not in excess of the amount of the Facility) determined by the Lenders from time to time in their sole discretion and which determination shall constitute the Lenders’ estimate of the net present value of revenues (adjusted to take into account coverage ratios customarily applied) expected to be derived by the Guarantor in the future over the full economic life of, and from, its O & G Properties after deducting therefrom such capital expenditures, operating expenses and other expenses and such charges, royalties, burdens or encumbrances on or in respect of any of such properties or deductible in arriving at revenues obtained by the Guarantor therefrom, such abandonment or reclamation costs in respect thereof, as the Lenders reasonably determine from time to time, and other liabilities of the Guarantor as the Lenders determine from time to time. In making the determination of the Borrowing Base from time to time, the Lenders will utilize their estimates, at the time of determination, of economic factors, quantity and recoverability of reserves, capital expenditures, operating expenses, taxes, discount rates, demand for and deliverability of petroleum substances, pricing forecasts, abandonment and reclamation costs, burdens, foreign exchange rates, escalation or de-escalation of commodity prices and expenses over the economic life of the relevant reserves and other assumptions and factors as the Lenders considers affect such determination.

“bp” or “basis point” means 1/100 of 1%.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Calgary, Alberta and Toronto, Ontario and, in the case of transactions in US Dollars, also open for business in New York, New York.

“Canadian Dollars", “Cdn $” and “Cdn Dollars” each means lawful money of Canada.

“Cash Flow” is defined as the two most recent financial quarters consolidated net income from operations as determined by GAAP (after taxes), without giving effect to extraordinary items, plus, to the extent deducted in the determination of net income: (i) deferred income taxes; (ii) depreciation, depletion and amortization expense; and (iii) provisions for future site restorations. The most recent two quarter’s cash flow is multiplied by two to produce an annual cash flow estimate.

“Conversion Event” means, in the aggregate, the occurrence of all of the following events and circumstances:

(a)	the formation of PET and POT;

(b)	the Conveyances;

(c)	the Distribution;

(d)	the completion of the Rights Issue and the exercise thereof such that the Borrower has received therefrom all net proceeds resulting from the exercise of all rights issued to POG and its subsidiaries pursuant to the Rights Issue and in all events being not less than 48.5% of all rights exercisable by unitholders of PET pursuant to the Rights Issue, subject to de minimus reduction in that percentage as the result of the exercise of existing outstanding employee stock options for not more than 784,000 shares of PRL;

(e)	the satisfaction of all of the conditions precedent to the first disbursement under the Facility, including the execution and delivery of all Loan Documents;

(f)	the completion of the purchase and sale of an interest in the Assets by POT such that POT has become the beneficial owner thereof and PRL has received full payment (including all cash payments provided for) thereunder pursuant to the applicable purchase and sale agreements and which purchase and sale agreements are in form and substance satisfactory to the Lenders;

(g)	the repayment in full of the PET Note; and

(h)	the completion by the Lenders of a satisfactory review of the management and ownership structure of the Credit Parties, the organizational and legal structure of the Credit Parties and all legal, tax and accounting aspects of the Credit Parties.

“Conveyances” means the transactions and steps pursuant to which:

(a)	the Guarantor acquires all or substantially all of the assets as described in Appendix 1 from Paramount Resources Ltd. (“PRL”) for a purchase price of not less than $81,000,000 (subject to customary adjustments) and PRL ultimately receives, in return, trust units of PET and demand secured interest bearing indebtedness of the Borrower of not less than $30,000,000 (the “PET Note”) and, as a result of which, PRL becomes at that time the sole holder of units in PET and which are subsequently transferred to the shareholders of PRL pursuant to the Distribution; and

(b)	the Guarantor enters into an agreement with PRL to acquire all or substantially all of the additional properties described in Appendix 2 from PRL for a cash purchase price of not less than $220 million (in the event of acquisition of 100% of PRL’s interest therein, as a result of the exercise of all rights pursuant to the Rights Issue) and subject to customary closing adjustments.

“Debt” is defined, on a consolidated basis, as the sum of (i) all obligations which would be considered by GAAP to be indebtedness for borrowed money, (ii) the amount of letters of credit and letters of guarantees, (iii) obligations under capital leases and synthetic leases, (iv) other obligations under which interest charges are customarily paid, (v) prepaid obligations, (vi) any secured swaps to the extent there is an obligation by the any Credit Party to the counterparty at the end of the applicable quarter and any guarantee of the aforementioned, all excluding current liabilities, (vii) plus/(minus) the average of any working capital deficiency/surplus at the end of the two most recent fiscal quarters (excluding amounts accounted for above) in respect of the two most recently completed fiscal quarters of the Borrower.

“Distribution” means:

(a)	the distribution by PRL by way of dividend in kind to its shareholders of all the units in PET acquired by it pursuant to the transactions associated with the first of the Conveyances, and

(b)	an issue by the Borrower to such shareholders of rights to acquire further units of PET pursuant to the Rights Issue.

“Engineering Report” means an engineering report (in form and substance satisfactory to the Lenders) in respect of the Oil and Gas Properties which is prepared at the cost of the Borrower and, unless otherwise agreed to by the Lenders, is prepared by independent petroleum engineers (satisfactory to the Lenders acting reasonably in the circumstances).

“Guarantor” means Paramount Energy Operating Corp. in its capacity as trustee of POT.

“Letters of Credit” means letters of credit or letters of guarantee denominated in Canadian Dollars or US Dollars.

“Loan Documents” means a comprehensive credit agreement with the Credit Parties incorporating and documenting all the terms and conditions of this term sheet, all of the security described under the section entitled “Security”, all bankers’ acceptance documentation, all letter agreements detailing fees all subordination agreements and all other documents and instruments entered into from time to time by any Credit Party in connection with the Facility.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/16%) determined by the Agent as appearing on Telerate Page 3750 as the rates per annum at which the leading banks in the London InterBank market offer, calculated on a 360 day basis, for placing US dollar deposits at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable LIBOR Borrowing for a period comparable to such period and in an amount approximately equal to the Borrowing.

“Libor Borrowings” means Libor rate based loans in US Dollars.

“O & G Properties” means as of any time the proven producing oil and gas reserves (and such proven non-producing oil and gas reserves as may be agreed to by the Lenders in their sole discretion) described in the most recent Engineering Report delivered to the Lenders by the Credit Parties and provided such reserves are, as of such time, owned by the Guarantor.

“PRL” means Paramount Resources Ltd.

“POG” means Paramount Oil & Gas Ltd.

“Rights Issue” means the issuance by the Borrower of rights to acquire units of PET, and which rights are distributed at substantially the same time as the dividend in kind by PRL of units in PET to its shareholders, which is substantially all the holders of the units of PET at that time.